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                                                                     Exhibit 21

          Subsidiaries of Genworth Life and Annuity Insurance Company
                            (As of March 21, 2007)

                                                            Name Under Which
                                                          Company is Conducting
Company Name                       State of Incorporation       Business
------------                       ---------------------- ---------------------
River Lake Insurance Company           South Carolina        Not Applicable

River Lake Insurance Company II        South Carolina        Not Applicable

River Lake Insurance Company III       South Carolina        Not Applicable

River Lake Insurance Company IV           Bermuda            Not Applicable

Rivermont Life Insurance Company I     South Carolina        Not Applicable

Jamestown Life Insurance Company          Virginia           Not Applicable